Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

NatWest Group plc

Narrative Disclosure

The maximum aggregate amount of senior debt securities being offered pursuant to the Prospectus Supplement dated August 12, 2024 in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on August 13, 2024 (the "Prospectus Supplement") and the accompanying Base Prospectus dated January 11, 2022 (together with the Prospectus Supplement, the "Prospectus") is $1,750,000,000 of the senior debt securities of the Registrant (the "Offering"). The Prospectus is a final prospectus for the related Offering.